Exhibit 10.1

Proposed Stipulation of Settlement and

Release of Certain Class Action and Individual Claims

This Stipulation of Settlement and Release of Certain Class Action and Individual Claims (“Stipulation” or “Settlement”) is made and entered into by and between Defendants AnnTaylor Retail, Inc. and AnnTaylor Stores Corporation (collectively, the “Defendants” or “AnnTaylor”), on one hand, and Plaintiffs Melissa Laykin, Naoko So, and Amanda Watson (collectively, the “Individual Plaintiffs”), on their own behalf and on behalf of a Class (as defined herein below) to be certified on a provisional basis for settlement purposes only, on the other hand. The Individual Plaintiffs and Defendants are collectively referred to as the “Parties.” (Capitalized terms shall have the meanings set forth in Section II or elsewhere in this Stipulation.)

I. BACKGROUND

Plaintiffs Laykin and So, as individuals and on behalf of all other similarly situated, filed a putative class action complaint on February 15, 2005 in the Los Angeles County Superior Court, Case No. BC328843. On May 5, 2005, Plaintiff Watson, as an individual and on behalf of all others similarly situated, filed a similar putative class action complaint in San Francisco Superior Court, Case No. CGC05-441020. Both of these Actions allege that AnnTaylor improperly classified its California-based Store Managers, Senior Assistant Managers, and Assistant Managers as exempt from overtime laws, thereby depriving them of overtime pay and adequate meal and rest periods, failed to keep records properly concerning time worked, failed to provide accurate itemized wage statements or final paychecks, and, based on those underlying allegations, engaged in unfair business practices. AnnTaylor denied all of the allegations. The Parties stipulated to transfer the Watson action to Los Angeles to be coordinated with the pending action brought by Plaintiffs Laykin and So as Los Angeles Superior Court Case No. BC342729. In December 2005, the Parties participated in a full-day mediation with private mediator Gig Kyriacou. Mediation did not result in settlement at that time. After further investigation and discovery, in February 2006, the Parties re-entered settlement negotiations, facilitated by Mr. Kyriacou, and arrived at a proposed settlement on February 28, 2006.

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II. DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Stipulation shall have the meaning set forth below:

A. “Administrative Costs” means all administrative costs of settlement, including cost of notice to the Class, claims administration, and any fees and costs incurred or charged by the Settlement Administrator in connection with the execution of its duties under this Stipulation.

B. “Authorized Claimants” means those Settlement Class Members who submit a valid and timely Claim Form to the Settlement Administrator to register their claim for a Settlement Payment under this Stipulation.

C. “Claim Deadline” means the date 60 days after the date on which Class Notice is mailed to Class Members.

D. “Claim Form” means the form attached as Exhibit A hereto.

E. “Class” or “Class Member” means those current and former Store Managers (including Coaching Store Managers, but not General Managers), Senior Assistant Managers, and Assistant Managers classified as exempt who worked at AnnTaylor California retail store locations at any time during the Class Period.

F. “Class Notice” means the Notice of Proposed Class Settlement and Final Fairness and Approval Hearing attached as Exhibit B hereto.

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G. “Class Counsel” means the law firms of Kramer & Jacob, LLP, and Keller Grover LLP.

H. “Class Period” means February 15, 2001, through and including the Effective Date.

I. “Complaints” refers to the coordinated putative class action complaints (including all amendments thereto) filed by: (1) Individual Plaintiffs Melissa Laykin and Naoko So against AnnTaylor Retail Inc., in Los Angeles Superior Court on February 15, 2001, Case No. BC328843, and (2) Individual Plaintiff Amanda Watson against AnnTaylor Stores Corporation, in San Francisco Superior Court on May 5, 2005, Case No. CGC05-441020 (and transferred to Los Angeles Superior Court as Case No. BC342729).

J. “Defense Counsel” means the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

K. “Effective Date” means the date when this Settlement will become final and effective, which shall be upon the occurrence of all of the following events: (i) entry of the Preliminary Approval Order; (ii) entry of the Final Judgment attached as Exhibit C hereto; and (iii) the Final Judgment becomes final, which shall mean (a) if a timely notice of appeal is not filed, the expiration of the time for appeal; or (b) if a timely notice of appeal is filed, the day after the Final Judgment is affirmed, or the appeal or review is dismissed or denied, and the Final Judgment is no longer subject to judicial review or other challenge.

L. “Employee Taxes” refers to the minimum amount of any and all Federal, state and local taxes required to be withheld from the wage portion of the Settlement Payments, including but not limited to any withholdings required by the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, and/or any similar state taxes and withholdings required of employees, such as for unemployment or disability insurance.

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M. “Employer Taxes” means employer taxes and contributions imposed on the wage portions of the Settlement Payments under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, and any similar state taxes and contributions required of employers, such as for unemployment insurance.

N. “Enhancements” means those amounts to be paid to each Individual Plaintiff for her role in serving as a named class representative and assisting Class Counsel in this Litigation.

O. “Final Judgment” means the proposed judgment attached as Exhibit C hereto.

P. “Final Approval Order” means the proposed judicial Order giving final approval to this Settlement and dismissing all claims in the Litigation with prejudice, attached as Exhibit D hereto.

Q. “Litigation” or “Actions” means the coordinated proceedings initiated by the Complaints.

R. “Objection/Exclusion Deadline” means the date 40 days after the date on which Class Notice is mailed to Class Members.

S. “Plaintiffs” means Individual Plaintiffs Melissa Laykin, Naoko So, and Amanda Watson, along with the Class Members.

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T. “Preliminary Approval Order” means the proposed judicial Order preliminarily approving this Settlement attached as Exhibit E hereto.

U. “Released Claims” means any and all claims, demands, obligations, causes of action, rights, and/or liabilities, including damages, restitution, injunctive or declaratory relief, interest, statutory “waiting time” penalties, civil or other penalties, punitive damages, costs, expenses, attorneys’ fees and any other form of relief or remedy of any kind, nature, or description whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, whether premised on statute, regulation, contract, tort or other theory of liability under state or Federal law, arising out of or related to the alleged misclassification of AnnTaylor’s California retail Store Managers, Senior Assistant Managers, and/or Assistant Managers, overtime, meal/rest periods, penalties (arising out of the facts alleged in the Complaints, including all waiting time penalties and California Labor Code Section 226 penalties), and/or any unfair business practices claim based on these underlying claims, between February 15, 2001 and the Effective Date. Released Claims does not cover any claim for vacation wages.

V. “Released Parties” include Defendants, their affiliates and subsidiaries, and each of their respective present and former officers, directors, members, managers, shareholders, agents, operators, partners, joint venturers, consultants, advisors, attorneys, family members and employees, and the heirs, administrators, successors or assigns of said persons and entities.

W. “Request for Exclusion” means a request to be excluded from the Class submitted in accordance with the process set forth in Section VIII.E below.

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X. “Settlement Consideration” means the maximum settlement amount set forth in Section IV below.

Y. “Settlement Administrator” means Rosenthal & Company, located at 14 Galli Dr., Suite 100, Novato, CA 94949, Telephone: (415) 382-6996, FAX: (415) 382-6565.

Z. “Settlement Class Members” means those Class Members who have not opted out of the Class by filing a timely Request for Exclusion.

AA. “Settlement Payment” means the cash amount to be paid to each Authorized Claimant hereunder.

III. RECITALS

WHEREAS, the Litigation is predicated upon allegations that Defendants improperly classified the Individual Plaintiffs and Class Members as exempt employees, thereby improperly depriving them of overtime pay and adequate meal and rest periods;

WHEREAS, Defendants have denied and continue to deny these allegations;

WHEREAS, Class Counsel and Defense Counsel have investigated the facts relating to the claims alleged and the underlying events and transactions in the Litigation, have conducted discovery of each other’s respective claims and defenses, and have made a thorough study of the legal principles applicable to the claims asserted against Defendants;

WHEREAS, Individual Plaintiffs, Class Counsel, Defense Counsel and Defendants agree that there are numerous disputed issues of fact and law relating to the claims asserted in the Litigation, including those relating to whether the Actions should be certified as a class action;

WHEREAS, Class Counsel and Defense Counsel have engaged in extensive arms-length negotiations, with the assistance of an experienced mediator, concerning the settlement of the claims asserted in the Litigation;

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WHEREAS, the Individual Plaintiffs and Class Counsel have concluded, based upon their investigation, and taking into account the sharply contested and disputed legal and factual issues involved, the expense and time necessary to prosecute the Litigation through trial and possible appeals, the risks, uncertainty and costs of further prosecution of the Litigation, including the challenge to certifying these Actions as a class action, the uncertainties of complex litigation, and the relative benefits to be conferred upon the Individual Plaintiffs and the Class Members pursuant to this Settlement, that a settlement with Defendants on the terms set forth herein is fair, reasonable, adequate, and in the best interests of the Class as a whole, and have agreed to settle the Litigation on the terms set forth herein;

WHEREAS, Defendants desire to settle the Litigation and the claims asserted in the Litigation on the terms and conditions set forth in this Stipulation, without any admission of liability, for the purposes of avoiding the burden, distraction, expense and uncertainty of protracted litigation and of putting to rest the controversies raised by the Litigation;

NOW, THEREFORE, intending to be legally bound and acknowledging the sufficiency of the consideration and undertakings set forth below, the Individual Plaintiffs, individually and on behalf of the Class, and Defendants agree, subject to Court approval pursuant to Sections 382 and 877.6 of the California Code of Civil Procedure, that the Litigation shall be fully and finally compromised and settled on the following terms and conditions:

IV. THE SETTLEMENT

The Individual Plaintiffs and Defendants have agreed to settle the Litigation by agreement of AnnTaylor, among other things, to stipulate to certification of a provisional settlement class and to pay up to a maximum of $6,500,000 (including a 5% contingency) as such funds are needed to pay any required distributions hereunder, plus up to $50,000 in Administrative Costs, upon the terms and conditions set forth herein, including but not limited to a release by Plaintiffs of claims against the Released Parties.

PROPOSED STIPULATION OF SETTLEMENT

A. Settlement Consideration. The Settlement Consideration shall consist of the following, as more particularly described below in this Stipulation:

•	Individual Plaintiffs each may receive an Enhancement for her role in assisting Class Counsel, in addition to submitting a claim for a Settlement Payment: Plaintiff Laykin may receive an Enhancement of up to $20,000, and Plaintiffs So and Watson may each receive up to $15,000, all subject to Court approval;

•	AnnTaylor will join in Class Counsel’s application for an aggregate Fee Award of up to 27.5% of the Settlement Consideration ($1,787,500) plus actual costs and expenses incurred up to $30,000;

•	AnnTaylor shall separately pay the first $50,000 in Administrative Costs, while any Administrative Costs above $50,000 shall be paid from the Settlement Consideration (first from the 5% contingency and then from any unclaimed settlement amounts);

•	The net Settlement Consideration, after deduction for the Enhancements, Fee Award, and 5% contingency fund, will be allocated, and distributed, on a claims-made basis according to the distribution formula set forth in Section VIII.G.2 below.

•	AnnTaylor is responsible for any Employer Taxes outside of the Settlement amount.

B. No Settlement Fund Created. All amounts paid under this Settlement, other than the Enhancements, Fee Award and Administrative Costs, shall be on a claims-made basis. There shall be no settlement fund created, and the provisions of California Code of Civil Procedure Section 384 shall not apply to this Settlement. The Parties specifically agree that the provisions of Section 384 are inapplicable to this Settlement, and that this is a material term of the Stipulation. The Parties agree that

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AnnTaylor is not required to contribute any amounts to the Settlement unless there is a Court Order, approved claim or Administrative Costs for the subject amount, and that any portion of the Settlement Consideration not distributed (including any unclaimed settlement payments or Enhancements, settlement checks not cashed, and any unused portion of the 5% contingency amount) remains the property of AnnTaylor.

V. STIPULATION OF CLASS CERTIFICATION

The Parties stipulate to the certification of these Actions for purposes of settlement only. This Stipulation is contingent upon the final approval and certification of the Class for settlement purposes. Should the Settlement not become final, for whatever reason, the fact that the Parties were willing to stipulate provisionally to class certification as part of the Settlement shall have no bearing on, and shall not be admissible in connection with, the issue of whether a class should be certified in a non-settlement context in the Actions. AnnTaylor expressly reserves its rights to oppose class certification should this Settlement be modified or reversed on appeal or otherwise not become final.

VI. BENEFITS OF SETTLEMENT

A. To Class Members. Individual Plaintiffs recognize the expense and length of continued proceedings necessary to continue the Litigation against AnnTaylor through trial and through any possible appeals. The Individual Plaintiffs have also taken into account the uncertainty and risk of the outcome of further litigation, and the difficulties and delays inherent in such litigation, including those involved in class certification. The Individual Plaintiffs are also aware of the burdens of proof necessary to establish liability for the claims asserted in the Actions, AnnTaylor’s defenses thereto, and the difficulties in establishing damages for the Plaintiffs. Individual Plaintiffs have

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also considered the significant settlement negotiations conducted by the Parties. While the Individual Plaintiffs have claimed and continue to claim that the Released Claims have merit and give rise to liability on the part of AnnTaylor, based on the foregoing, the Individual Plaintiffs have determined that the Settlement set forth in this Stipulation is fair, adequate and reasonable, and is in the best interests of Plaintiffs and the Class as a whole.

B. To Defendants. AnnTaylor recognizes the expense and length of continued proceedings necessary to continue the Litigation through trial and through any possible appeals. AnnTaylor also recognizes that the expense and time spent pursuing this Litigation will detract from resources that may be used to run its business. While AnnTaylor denies any wrongdoing or liability arising out of any of the facts or conduct alleged in the Litigation, and believes that it has valid defenses to Plaintiffs’ claims, based on the foregoing factors, AnnTaylor has determined that the Settlement set forth herein is fair, adequate, reasonable, and is in AnnTaylor’s best interests.

VII. RELEASES

A. Release By the Individual Plaintiffs. In consideration of Defendants’ promises and agreements as set forth herein, each of the Individual Plaintiffs hereby fully releases and forever discharges the Released Parties from any and all Released Claims, as well as generally releases and discharges the Released Parties from any and all claims, demands, obligations, causes of action, rights, or liabilities of any kind which have been or could have been asserted against the Released Parties arising out of or relating to the Individual Plaintiffs’ employment with AnnTaylor or termination thereof and/or any other event, act, occurrence, or omission taking place on or before the Effective Date, including but

PROPOSED STIPULATION OF SETTLEMENT

not limited to claims for wages, restitution, penalties, retaliation, or wrongful termination of employment, and including any other claims whatsoever, including claims based on alleged discrimination on the basis of sex, race, national origin, ancestry, age, religion, disability, handicap, and/or veteran status, and/or any other state or federal or common law, statutory, or other claims arising out of or relating to the Individual Plaintiffs’ employment with AnnTaylor and/or any other matters on or before the Effective Date; provided, however, that this release shall not extend to the pending claim by Plaintiff Laykin for workers’ compensation benefits filed with the California Workers’ Compensation Appeals Board.

This release specifically includes any and all claims, demands, obligations and/or causes of action for damages, restitution, penalties, interest, and attorneys’ fees and costs relating to or in any way connected with the matters referred to herein, whether or not known or suspected to exist, and whether or not specifically or particularly described herein. Thus, each of the Individual Plaintiffs expressly waives any right or claim or right to assert hereafter that any claim, demand, obligation, and/or cause of action has, through ignorance, oversight, or error, been omitted from the terms of this Stipulation. Specifically, each Individual Plaintiff waives all rights and benefits afforded by California Civil Code Section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Individual Plaintiff makes this waiver with full knowledge of her rights and with the specific intent to release all known and unknown or unsuspected claims arising on or before the Effective Date, and therefore specifically waives the provisions of Section 1542 as well as any statute or common law doctrine in any state of the United States which otherwise prevents releases of unknown claims.

Any Individual Plaintiff who properly opts out of the Class using the Request for Exclusion procedure, infra, will not be entitled to any payment or benefit from the Settlement and will not be bound by the Settlement including the Release by the Individual Plaintiffs or have any right to object, appeal or comment thereon.

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B. Release by Settlement Class Members. As to the remaining Settlement Class Members, it is the desire of the Parties to fully, finally, and forever settle, compromise, and discharge all disputes and claims arising from or related in any way to the Litigation as described in the definition of “Released Claims” above in Section II. U. Upon the Final Judgment, in consideration of Defendant’s obligations and promises as set forth herein, each Settlement Class Member shall be bound by this Stipulation, shall have fully, finally and forever released, relinquished and discharged each and all of the Released Parties from the Released Claims, and shall have recourse exclusively to the benefits, rights, and remedies provided hereunder. It is the intent of the Parties that the Final Judgment entered by the Court shall have res judicata effect and shall be final and binding upon all Settlement Class Members regarding the Released Claims, whether or not they submit claims, are Authorized Claimants, or receive Settlement Payments. As to the Released Claims only, each Settlement Class Member waives all rights and benefits afforded by California Civil Code Section 1542, as well as under any other statutes or common law principles of similar effect in any state of the United States which otherwise prevents releases of unknown claims. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, each Settlement Class Member shall be deemed to have acknowledged that this Stipulation is intended to include in its effect any and all Released Claims not known or suspected to exist in his or her favor through the Final Judgment. Each Settlement Class Member shall be deemed to have made the foregoing release as if by manually signing it.

PROPOSED STIPULATION OF SETTLEMENT

C. General Managers Not Included in Release. The Parties acknowledge that General Managers employed at AnnTaylor retail stores in California are not a part of the Class and that claims applicable to General Managers are not included in the Released Claims. The Parties also acknowledge and agree that there is a tolling of any statutes of limitation applicable to the claims asserted in the Litigation by or on behalf of General Managers. This tolling period extends from filing of the Litigation on February 15, 2005, to the Effective Date.

VIII. APPROVAL OF SETTLEMENT AND SETTLEMENT IMPLEMENTATION

A. Preliminary Approval Hearing. As soon as practicable, the Parties shall jointly submit this Stipulation to the Court for its approval, which shall be embodied in a Preliminary Approval Order substantially in the form attached hereto as Exhibit E. Such submission shall include such motions, pleadings and evidence as may be required for the Court to determine that this Stipulation is fair, adequate and reasonable, and that constitutes a “good faith settlement” within the meaning of Section 877.6 of the California Code of Civil Procedure.

B. Mailing of Class Notice and Related Documents.

1. Class Member Data. Within ten (10) days after the Court’s entry of the Preliminary Approval Order, AnnTaylor will provide to the Settlement Administrator the names, social security numbers, last known mailing addresses, dates of employment, job positions held, number of work weeks in each covered job position, and rates of pay in the relevant job position(s) for each Class Member

PROPOSED STIPULATION OF SETTLEMENT

during the Class Period, and such other data sufficient to permit the Settlement Administrator to make the distributional calculations required hereunder. AnnTaylor agrees to provide any additional information the Settlement Administrator may reasonably request to give notice and administer the Settlement process. AnnTaylor will also provide Class Counsel with a copy of the data provided to the Settlement Administrator within five (5) days of submission of same to the Settlement Administrator.

2. Notice Mailing Procedure. The Settlement Administrator shall be responsible for printing and mailing the Class Notice and all forms. Using the information provided by AnnTaylor, the Settlement Administrator shall, within twenty (20) days after entry of the Preliminary Approval Order, send each Class Member the Class Notice and a Claim Form by first class U.S. mail. For any Class Notices returned to the Settlement Administrator as non-deliverable before the Objection/Exclusion Deadline, the Settlement Administrator shall make a single attempt to locate the Class Member using the Settlement Administrator’s standard procedures for making a second-level mailing effort. In the event the procedures in this Section VIII.B are followed and the intended recipient still does not receive a Class Notice, the intended recipient nevertheless shall be deemed a Settlement Class Member if he or she does not timely request exclusion from the Class.

3. Sufficient Notice. Compliance with the procedures described in this Section VIII.B shall constitute due and sufficient notice to potential Class Members of this Settlement and the Final Fairness Hearing, shall satisfy the requirements of due process, and nothing else shall be required of the Plaintiffs, Class Counsel, Defendants, Defense Counsel or the Settlement Administrator to provide notice of the Settlement and Final Fairness Hearing.

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4. Declaration of Compliance. Within fifteen (15) days following the Objection/Exclusion Deadline, the Settlement Administrator shall provide Class Counsel and Defense Counsel with a declaration attesting to completion of the notice process set forth in this Section VIII.B, including an explanation of efforts to resend any Class Notices returned as undeliverable.

C. Procedure for Submitting Claims.

1. Claim Form. Class Members must send in a Claim Form in order to submit a claim. Each Claim Form shall set forth the Class Member’s dates of employment with AnnTaylor and job position(s) held and the number of work weeks in each such position covered by the Settlement, as indicated in the Class Member information provided by AnnTaylor to the Settlement Administrator. The Claim Form shall also include instructions on how to submit a claim, and shall notify Class Members that the Claim Form must be completed, signed and returned by first class mail no later than the Claim Deadline for a Settlement Class Member to be eligible to receive any Settlement Payment.

2. Timeliness and Validity of Claims. To be effective, the Claim Form must be fully completed and signed by each Class Member or his or her authorized representative, under penalty of perjury and without substantive deletion or amendment of any language on the form, and returned to the Settlement

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Administrator postmarked no later than the Claim Deadline. The date of the postmark on the return envelope shall be the exclusive means used to determine whether a Class Member has timely returned the Claim Form on or before the Claim Deadline. In the event that the postmark is illegible, the Claim Form shall be deemed untimely unless it is received within five (5) calendar days after the Claim Deadline. Claim Forms returned to the Settlement Administrator that are postmarked after the Claim Deadline shall be conclusively deemed untimely and invalid. Any Settlement Class Member who fails to submit a valid and timely Claim Form shall be bound by all terms of the Settlement and any Final Judgment entered in this Litigation but will be barred from receiving a Settlement Payment or any other benefit from the Settlement. For purposes of this Stipulation, a Claim Form shall be deemed valid only if it has been fully completed (without substantive deletion or amendment) and: (a) the Claim Form contains the Class Member’s name (and any others used during the Class Period), the Class Member’s social security number; (b) the Class Member has dated and signed the Claim Form under penalty of perjury; and (c) the name and social security number provided by the Class Member on the Claim Form matches AnnTaylor’s records. The name and social security number provided by the Class Member will be deemed to match AnnTaylor’s records only if: (1) both the first name and the last name and the social security number provided by the Class Member match AnnTaylor’s records; or (2) the first name and the social security number provided by the Class Member match AnnTaylor’s records and it appears the last name has been changed as a result of a change in marital status. In the event of a conflict concerning the information provided on a Claim Form, the Settlement Administrator’s resolution of the conflict, based on information provided by the Class Member and by AnnTaylor’s records, shall be determinative.

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D. Resolution of Disputed Claims. Any Settlement Class Member who disagrees with the data used to calculate his or her claim as reflected on the Claim Form shall be allowed to indicate and explain such disagreement on the Claim Form. The Settlement Administrator shall resolve the disagreement with the Settlement Class Member using the employee records provided by AnnTaylor and further information as the Settlement Administrator may request from either AnnTaylor or Class Counsel. Upon request by the Settlement Administrator or AnnTaylor, Class Counsel will assist in attempting to resolve any disagreements involving Settlement Class Members. In the event of a dispute or discrepancy between a Settlement Class Member’s claim and the information reflected in AnnTaylor’s records, the records of AnnTaylor will control, unless inconsistent with paycheck stubs provided by the Class Member (in which case the pay stubs will control). The Settlement Administrator’s decisions as to dates of employment and claim amounts will be final and non-appealable.

E. Procedure for Requesting Exclusion From or Objecting to Settlement. Class Members shall submit objections to the Settlement and/or request exclusion from the Class using the following procedures:

1. Procedure for Requesting Exclusion. The Class Notice shall provide that Class Members who wish to exclude themselves from the Class must complete and return a written request for exclusion (“Request for Exclusion”) within the Objection/Exclusion Deadline. The Class Notice shall provide sample language for the Request for Exclusion. The date of the postmark on the return mailing envelope shall be the exclusive means used to determine whether a Request for Exclusion has been timely submitted. In the event that the postmark is illegible, the Request for Exclusion shall be deemed untimely unless it is received within five (5) calendar days after the Objection/Exclusion

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Deadline. Any Class Member who properly opts out of the Class using this procedure will not be entitled to any payment or benefit from the Settlement and will not be bound by the Settlement or have any right to object, appeal or comment thereon. Class Members who fail to submit a valid and timely Request for Exclusion on or before the Objection/Exclusion Deadline shall become Settlement Class Members, and thus be bound by all terms of the Settlement and any Final Judgment entered in this Litigation if the Settlement is approved by the Court, regardless of whether they ineffectively or untimely request exclusion from the Settlement. No later than ten (10) days after the Objection/Exclusion Deadline, the Settlement Administrator shall provide to both Class Counsel and Defense Counsel a complete list of all Class Members who have timely requested exclusion from the Class. If the total number of Plaintiffs who request exclusion equals 6.5% or more of the number of Class Members, AnnTaylor will have the option of rejecting the Settlement in its entirety. If AnnTaylor elects to exercise its rights under this provision, it will so notify Class Counsel and the Court no later than ten (10) days after receiving notice from the Settlement Administrator of the number of opt-outs.

2. Individual Plaintiffs’ Opt-out Rights. Notwithstanding any contrary provision in this Stipulation, Individual Plaintiffs Laykin and So retain the right to individually request exclusion from the Settlement in a timely manner and in accordance with the same procedure as any other Class Member. If either Melissa Laykin or Naoko So opts out of the Settlement, then she will forego any right to an Enhancement. Such Enhancements will be retained by AnnTaylor as unclaimed settlement amounts. Should either Melissa Laykin or Naoko So opt out, Section VII of this Stipulation, pertaining to the release of claims, shall not apply to her. Individual Plaintiff Amanda Watson hereby waives any right to seek exclusion from the Class or to appeal from the Final Judgment.

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3. Procedure for Objecting to the Settlement. The Class Notice shall provide that only Settlement Class Members may object to the Settlement and that those who wish to do so must file with the Court and serve on Class Counsel and Defense Counsel a written statement objecting to the Settlement by the Objection/Exclusion Deadline. No Class Member shall be entitled to be heard at the Final Fairness Hearing (whether individually or through separate counsel) or to object to the Settlement, and no written objections or briefs submitted by any Class Member shall be received or considered by the Court, unless written notice of the Class Member’s intention to appear at the Final Fairness Hearing, and copies of any written objections or briefs, shall have been filed timely with the Court and served on counsel for the Parties on or before the Objection/Exclusion Deadline. The date of the postmark on the return mailing envelope shall be the exclusive means used to determine whether an objection and/or notice of intention to appear has been timely submitted. In the event that the postmark is illegible, the objection and/or notice of intention to appear shall be deemed untimely unless it is received within five (5) calendar days after the Objection/Exclusion Deadline. Class Members who fail to file and serve timely written objections in the manner specified above shall be deemed to have waived any objections and shall be foreclosed from making any objection (whether by appeal or otherwise) to the Settlement, unless otherwise ordered by the Court.

4. Responses to Objections. Class Counsel and Defense Counsel may, at least ten (10) days (or such other number of days as the Court shall specify) before the Final Fairness Hearing, file any responses to any written objections submitted to the Court by Class Members in accordance with this Stipulation.

5. Individual Plaintiffs’ Waiver of Right to Object. All Individual Plaintiffs waive any right to object to, as a condition of, this Settlement. Any right of Melissa Laykin or

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Naoko So to opt out does not alter this waiver of their right to object. Melissa Laykin and Naoko So, as well as Amanda Watson, hereby endorse this Settlement as fair, reasonable, and adequate and in the best interests of the Class as a whole, and have authorized their attorneys to take all steps reasonably necessary to obtain Court approval of the Settlement.

6. No Solicitation of Settlement Objections or Exclusions. The Parties agree to use their best efforts to carry out the terms of this Settlement. While the Individual Plaintiffs and Class Counsel may communicate with Class Members, at no time shall any of the Parties or their counsel seek to solicit or otherwise encourage any Class Member to object to the Settlement or request exclusion from the Class, or encourage any Class Member to appeal from the Final Judgment.

F. Final Settlement Approval Hearing and Entry of Final Judgment. On the date set forth in the Preliminary Approval Order, which shall be approximately ninety (90) days after the Court grants preliminary approval, a final hearing shall be conducted to determine the fairness of and final approval of the Settlement (the “Final Fairness Hearing”) and specifically to determine: (a) whether the Court should give this Stipulation and certification of the provisional settlement Class final approval; (b) Class Counsel’s application for an award of attorneys’ fees and costs; and (c) any timely objections made pursuant to this Section VIII and all responses by the Parties to such objections. At the Final Fairness Hearing, the Parties shall ask the Court to give final approval to this Stipulation, and if such approval is granted, present a proposed Final Approval Order and Final Judgment dismissing all claims in the Actions with prejudice, in substantially the forms attached hereto as Exhibits C and D for the Court’s approval and entry. Class Counsel shall furnish the Settlement Administrator with a copy and serve Defense Counsel with notice of entry of the Final Approval Order and Final Judgment within two (2) business days of receiving them from the Court.

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G. Allocation of Settlement Consideration. Distribution of the Settlement Consideration to Settlement Class Members shall be made by the Settlement Administrator and shall take two forms as described below:

1. Enhancements to Individual Plaintiffs. The first form of distribution shall take the form of an Enhancement to be paid from the Settlement Consideration to the Individual Plaintiffs, who actively participated in the litigation and settlement of the Actions. AnnTaylor will not oppose Enhancements of up to the following amounts: $20,000 to Melissa Laykin; $15,000 to Naoko So; and $15,000 to Amanda Watson. In order to receive an Enhancement, each Individual Plaintiff must remain a Settlement Class Member. AnnTaylor shall pay the Enhancements within fifteen (15) days after the Effective Date. Enhancement payments shall be reported on IRS Form 1099. Each Individual Plaintiff may receive a Settlement Payment in addition to an Enhancement to the extent that she submits a valid and timely Claim Form demonstrating entitlement to a Settlement Payment.

2. Settlement Payments to Class Members. The second form of distribution shall consist of cash Settlement Payments to Authorized Claimants. Class Members will recover through a claims made process. The amount of each Class Member’s potential recovery will be determined by a formula so that the aggregate recovery for all Class Members equals the amount of the Settlement Consideration less any Enhancements, as set forth above, Class Counsel’s Fee Award (including costs) as set forth in Section VIII.K below, the 5% contingency amount, and any excess Administrative Costs above $50,000 not satisfied from the 5% contingency and any

PROPOSED STIPULATION OF SETTLEMENT

unclaimed settlement funds (to be deducted in accordance with Section VIII.H.2, below). Applying the formula, Store Managers (including Coaching Store Managers) will be awarded approximately $118.40 for each week worked during the Class Period; Senior Assistant Managers will be awarded approximately $95.94 for each week worked during the Class Period; and Assistant Managers will be awarded approximately $68.60 for each week worked during the Class Period. Amounts paid to Class Members for partial weeks worked will be prorated based on a five-day work week. Any amounts not claimed by Class Members shall remain the property of AnnTaylor in accordance with Section IV of this Stipulation. AnnTaylor will provide the Settlement Administrator with sufficient information to make its calculations to comply with these distributional requirements. Where necessary due to any gap in the records, the data necessary to perform the foregoing calculations will be extrapolated from AnnTaylor’s existing data. AnnTaylor certifies that the data and estimates previously provided to and used by Plaintiffs’ counsel to prepare the distribution formulas are accurate to the best of its knowledge based on available company records.

3. Employer and Employee Taxes. The Parties agree that one-third of each Settlement Payment shall be deemed wages for which withholding will be made for Employee Taxes (and for which AnnTaylor will pay any Employer Taxes with funds separate and apart from the Settlement Consideration). The Parties further agree that one-third of the gross Settlement Payment represents the payment of interest and one-third of the gross Settlement Payment represents the payment of penalties under the California Labor Code. Any Settlement Payments made under this Stipulation shall be reported by AnnTaylor to the applicable governmental authorities on IRS Form W-2 (for wages) or Form 1099 (for interest, penalties, and Enhancements). Neither Class Counsel nor Defense Counsel intend this communication to

PROPOSED STIPULATION OF SETTLEMENT

constitute legal advice regarding the taxability of any amount paid hereunder, nor shall it be relied upon as such. To the extent that this Stipulation or any of its attachments is interpreted to contain or constitute advice regarding any Federal tax issue, such advice is not intended or provided to be used, and cannot be used, by any person for the purpose of avoiding penalties under the United States Internal Revenue Code.

4. Reasonableness of Settlement Payment Formula. The Parties recognize and agree that the claims for overtime compensation and meal and rest breaks in this Litigation are extremely difficult to determine with any certainty for any given year, or at all, and are subject to myriad differing calculations and formulas and the current uncertainty as to the applicable statutes of limitations for such claims. The Parties hereby agree that the formula for allocating the Settlement Payments to Class Members provided herein is reasonable and that the Settlement Payments provided herein are designed to provide a fair settlement to the persons within the Class, despite the uncertainties associated with amounts alleged to be owed to Class Members and the calculation of them.

H. Administration of the Settlement.

1. Settlement Administrator. The Settlement Administrator will administer the Settlement, including distributing all required notices and forms to Class Members, receiving claims and requests for exclusion, reviewing Claim Forms to determine eligibility for Settlement Payments, handling any inquires by Class Members regarding claims or Settlement Payments, auditing and distributing the Settlement Payments, and performing such other tasks as the Parties mutually agree or that the Court orders the Settlement Administrator to perform. The Settlement Administrator will determine, based on the methodology outlined in this Stipulation, as well as

PROPOSED STIPULATION OF SETTLEMENT

the contents of Claim Forms, the amount of the Settlement Payments. The Settlement Administrator shall keep Defense Counsel and Class Counsel informed of all distributions and upon completion of administration of the Settlement, the Settlement Administrator shall provide written certification of such completion to counsel for Parties. The Parties agree that the Settlement Administrator shall conduct all administration of the Settlement, and that Class Counsel shall receive no fee or payment relating to the administration of the Settlement outside of the fees sought to be awarded by the Court pursuant to the terms of this Stipulation. The Parties each represent they do not have any financial interest in the Settlement Administrator or otherwise have a relationship with the Settlement Administrator that could create a conflict of interest. The Settlement Administrator has agreed to undertake these responsibilities, as reflected in the signed Acknowledgment attached hereto as Exhibit F.

2. AnnTaylor. AnnTaylor will prepare the actual checks for Settlement Payments to Authorized Claimants based on data provided by the Settlement Administrator, and then submit these checks to the Settlement Administrator for auditing and mailing to Authorized Claimants. AnnTaylor will pay all Employer Taxes, and withhold all Employee Taxes from each Authorized Claimant’s Settlement Payment, and remit both to the proper governmental taxing authorities. AnnTaylor will report all payments hereunder to the appropriate governmental authorities in accordance with the provisions of this Stipulation. Administrative Costs up to $50,000 will be paid by AnnTaylor with no diminishment in the Settlement Consideration, while Administrative Costs in excess of $50,000 shall be deducted first from the 5% contingency and then from any unclaimed settlement funds and, finally, from the remaining Settlement Consideration (thereby proportionately reducing the Settlement Payment to each Authorized Claimant). AnnTaylor will provide Class Counsel with copies of the checks for Settlement Payments provided to the Settlement Administrator.

PROPOSED STIPULATION OF SETTLEMENT

3. Timing of Administration. The Settlement Administrator shall not begin processing any claims from Class Members unless and until this Settlement receives preliminary approval by the Court and shall not distribute any Settlement Payments before the Effective Date. Under no circumstances shall the Settlement Administrator finalize or distribute any Settlement Payment to any Class Member until all timely claims have been considered, calculated, and accounted for, and all obligations to be paid from the Settlement Consideration set forth herein have been satisfied. In the event an appeal is filed from the Court’s Final Judgment, or any other appellate review is sought prior to the Effective Date, administration of the Settlement shall be stayed pending final resolution of the appeal or other appellate review.

I. Disbursement of Settlement Payments; Handling of Unclaimed Funds.

1. After the Effective Date, the Settlement Payments shall be distributed to Authorized Claimants in accordance with the eligibility requirements set forth in this Stipulation. The Settlement Administrator shall calculate the amounts of Settlement Payments in accordance with the methodology set out in this Stipulation. Within ten (10) days after the Effective Date, the Settlement Administrator shall provide Defense Counsel and Class Counsel with a register listing all Settlement Class Members and the number and gross amount of valid claims received from Authorized Claimants for verification. Upon receiving such verification from Counsel for the Parties, the Settlement Administrator shall promptly notify Defense Counsel. AnnTaylor thereafter shall have thirty (30) days to provide the Settlement Administrator with checks payable to Authorized Claimants for the amount of the Settlement Payments. The Settlement Administrator shall audit the checks, resolve any discrepancies, and mail the checks to Authorized Claimants within sixty (60) days after the Effective Date, but in no event shall any payment be made prior to the Effective Date.

PROPOSED STIPULATION OF SETTLEMENT

2. Any checks paid to Authorized Claimants shall remain valid and negotiable for ninety (90) days from the date of their issuance and may thereafter automatically be canceled if not cashed by an Authorized Claimant within that time, at which time the Authorized Claimant’s claim will be deemed void and of no further force and effect and the uncashed amount shall be deemed unclaimed funds and remain the property of AnnTaylor.

3. Promptly after the disbursement of all Settlement Payments is complete and the time for cashing outstanding Settlement Payments has expired, the Settlement Administrator shall provide Class Counsel and Defense Counsel with a declaration attesting to the completion of administration of the Settlement and reflecting the names of (a) all person who were sent the Class Notice, (b) all Authorized Claimants and the amount of any Settlement Payment to each, and (c) all Authorized Claimants who failed to timely cash their settlement checks and the amount of Settlement Payment to each. Class Counsel shall notify the Court upon receiving such declaration.

4. Every effort shall be made to complete administration of the Settlement within (180) days after the Effective Date. Should additional time be needed to complete the administration, the Settlement Administrator may obtain additional time upon written request (including an explanation of the need for such additional time) to and approval by Class Counsel and Defense Counsel. If either Class Counsel or Defense Counsel does not agree to the request for additional time, then the Settlement Administrator or either of the Parties may make an application to the Court.

PROPOSED STIPULATION OF SETTLEMENT

5. No person shall have any claim against AnnTaylor, the Individual Plaintiffs, Class Counsel, Defense Counsel, or the Settlement Administrator based on distributions made in accordance with this Stipulation, the allocation of the Settlement Consideration hereunder, and/or further orders of the Court.

J. Class Counsel’s Attorneys’ Fees and Costs.

1. Subject to Court approval, AnnTaylor agrees to pay Class Counsel attorneys’ fees of up to 27.5% of the Settlement Consideration ($1,787,500.00) and actual out-of pocket costs actually incurred by Class Counsel not to exceed $30,000, all to be paid out of the Settlement Consideration (the “Fee Award”). This Fee Award shall be the sole payment made to Class Counsel by Defendants. Defendants agree to join in Class Counsel’s application to the Court for a Fee Award so long as such application does not exceed the amounts specified in this Section.

2. The total Fee Award shall be paid 50% to Kramer & Jacob, LLP and 50% to Keller Grover LLP within fifteen (15) days after the Effective Date. AnnTaylor shall issue separate checks to Kramer & Jacob, LLP and Keller Grover LLP to reimburse them for their respective out-of-pocket costs, in an amount totaling not more than $30,000 in the aggregate (to be paid out of the Settlement Consideration). The appropriate amount of each check will be provided in the Court’s Order regarding fees and costs. Defendants shall issue a Form 1099 to each payee for the payment made in accordance with this Section VIII.J. Payment of the Fee Award checks to Kramer & Jacob, LLP and Keller Grover LLP shall constitute full satisfaction of any obligation to pay any amounts to any person, attorney or law firm for attorneys’ fees, expenses or costs in the Actions incurred by any attorney on behalf of the

PROPOSED STIPULATION OF SETTLEMENT

Individual Plaintiffs and/or the Class in connection with the Actions, and shall relieve AnnTaylor and Defense Counsel of any further liability or responsibility to Class Counsel or any other attorney or law firm or any vendors or third parties for any fees, expenses and/or costs to which any of them may claim to be entitled on behalf of the Individual Plaintiffs and/or the Class in connection with the Actions. Upon payment of the Fee Award checks to Kramer & Jacob, LLP and Keller Grover LLP, the Individual Plaintiffs and Class Counsel release AnnTaylor from any and all claims for attorneys’ fees or costs resulting from this Litigation or distribution of the Fee Award. Individual Plaintiffs jointly and severally represent and warrant that, other than Kramer & Jacob, LLP and Keller Grover LLP, there are no attorneys who have claims for fees or costs arising out of the Litigation or the Settlement.

3. Except as provided in this Section, each of the Parties shall bear her or its own attorneys’ fees, costs, and expenses incurred in the prosecution, defense, or settlement of the Litigation, and specifically, without limitation, Defendants shall bear no court costs.

4. The allowance, disallowance, or modification by the Court of the application of Class Counsel for a Fee Award are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, adequacy and good faith of the Settlement. Any order or proceedings relating to the attorneys’ fee application by Class Counsel, or any appeal from any order relating thereto or modification or reversal thereof, shall not operate to terminate or cancel the Stipulation or affect or delay the finality of the Final Judgment.

PROPOSED STIPULATION OF SETTLEMENT

IX. MISCELLANEOUS

A. Stay of Proceedings.

1. This Litigation. All discovery, motions and other proceedings, other than that necessary to obtain the Court’s final approval of the Settlement, shall be stayed pending such final approval.

2. Related Actions or Proceedings. Individual Plaintiffs and Class Counsel agree to join in AnnTaylor’s request to abate and/or dismiss any other actions or proceedings asserting any Released Claims by or on behalf of Class Members, including but not limited to the action entitled “Griselda Gomez, individually and on behalf of all others similarly situated, v. AnnTaylor, Inc., AnnTaylor Retail, Inc., AnnTaylor Store Corporation, and Does 1-100, inclusive,” pending in Los Angeles Superior Court, Case No. BC344390.

B. No Admission of Liability; Inadmissibility of Settlement. The Parties enter into this Settlement to resolve the dispute that has arisen between them and to avoid the burden, expense and risk of continued litigation. In entering into this Settlement, Defendants do not admit, and specifically deny, having violated any federal, state or local law, any regulations or guidelines promulgated pursuant to any statute, or any other applicable laws, regulations or legal requirements, including common law. Whether or not the Settlement is finally approved, neither the Settlement, nor this Stipulation or any other document, statement, proceeding or conduct related to the Settlement, nor any reports or accounts thereof, shall in any event be:

1. Construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Released Parties, including, but not limited to, evidence of a presumption, concession, indication or admission by any of the Released Parties of any liability, fault, wrongdoing, omission, concession or damage; or

PROPOSED STIPULATION OF SETTLEMENT

2. Disclosed, referred to or offered or received in evidence against any of the Released Parties, in any further proceeding in the Litigation, or any other civil, criminal or administrative action or proceeding, except for purposes of settling this Litigation pursuant to this Stipulation, staying any action or proceeding raising claims released hereunder, or enforcing the terms of the Settlement.

C. Nullification of Settlement Stipulation. In the event: (i) the Court does not finally approve the Settlement materially in the form agreed by the Parties; (ii) the Court does not enter a Final Judgment as provided herein which becomes final as a result of the occurrence of the Effective Date; or (iii) the Settlement does not become final for any other reason, including the opt out of more than 6.5% of Plaintiffs and AnnTaylor’s decision to reject the Settlement on that basis, this Settlement shall be null and void and any order or judgment entered by the Court in furtherance of this Settlement shall be treated as withdrawn or vacated by stipulation of the Parties. In such a case, the Parties shall be returned to their respective statuses as of the date and time immediately prior to the execution of this Stipulation, and the Parties shall proceed in all respects as if this Settlement had not been executed. Invalidation or modification of any material term of this Stipulation shall invalidate the Settlement in its entirely unless the Parties agree in writing that the remaining provisions shall remain in full force and effective.

D. Privacy of Documents and Information. The Individual Plaintiffs and their counsel agree that they will abide by the terms of the Stipulated Protective Order Re Confidential Discovery entered in the Litigation. Plaintiffs and their counsel further agree that they will return to AnnTaylor any documents provided to them by AnnTaylor within one (1) year of the Effective Date, and that none of the documents and information provided to them by AnnTaylor shall be used for any purpose other than these Actions.

PROPOSED STIPULATION OF SETTLEMENT

E. No Injunctive Relief. AnnTaylor shall not be required as a part of this Settlement to enter into any consent decree, nor shall AnnTaylor be required to agree to any provision for injunctive relief, nor shall AnnTaylor be required to modify or eliminate any of its personnel practices or policies, or adopt any new personnel practices or policies.

F. No Effect on Employee Benefits. The Parties agree that any Settlement Payments to Authorized Claimants and Enhancements under the terms of this Stipulation do not represent any modification of previously credited hours of service or other eligibility criteria under any employee pension benefit plan or employee welfare benefit plan sponsored by AnnTaylor. Further, any Settlement Payments or Enhancements hereunder shall not be considered “compensation” in any year for purposes of determining eligibility for, or benefit accrual within or calculation of any benefits under any employee pension benefit plan or employee welfare benefit plan sponsored by AnnTaylor.

G. Publicity. Plaintiffs will provide AnnTaylor with an advance copy of any proposed press release or other form of publicity announcing that all claims have been amicably resolved. Any such form of publicity shall be limited to the actual terms and descriptions of the Settlement in the Stipulation. Nothing herein shall prevent Individual Plaintiffs and Class Counsel from communicating with Class Members regarding the terms of this Stipulation.

H. Exhibits and Headings. The terms of this Stipulation include the terms set forth herein and exhibits attached hereto, which are incorporated by this reference as though fully set forth herein and are an integral part of the Settlement. The descriptive headings of any

PROPOSED STIPULATION OF SETTLEMENT

paragraphs or sections of this Stipulation are inserted for convenience of reference only and do not constitute a part of this Stipulation or in any way define, limit, extend, or describe the scope of this Stipulation or any provision hereof.

I. Entire Agreement. This Stipulation and any exhibits attached hereto constitute the entire agreement among the Parties, and no oral or written representations, warranties or inducements have been made to any Party concerning this Stipulation other than the representations, warranties and covenants contained and memorialized in such documents. All prior or contemporaneous negotiations, agreements, understandings, and representations, whether written or oral, are expressly superseded hereby and are of no further force and effect. Each of the Parties acknowledges that it has not relied on any promise, representation or warranty, express or implied, not contained in this Stipulation.

J. Amendment or Modification. This Stipulation may be amended or modified only by a written instrument signed by all Parties and their counsel or their successors-in-interest and approved by the Court.

K. Authorization to Enter Into Settlement Agreement. Counsel for all Parties warrant and represent they are expressly authorized by their client(s) to negotiate this Stipulation and to take all appropriate action required or permitted to be taken by such Parties pursuant to this Stipulation to effectuate its terms, and to execute any other documents required to effectuate the terms of this Stipulation.

L. Binding on Successors and Assigns. This Stipulation shall be binding upon, and inure to the benefit of, the Parties hereto and respective heirs, trustees, executors, administrators, successors and assigns.

PROPOSED STIPULATION OF SETTLEMENT

M. No Prior Assignments. The Parties represent, covenant, and warrant that they have not, directly or indirectly, assigned, transferred, encumbered, or purported to assign, transfer, or encumber to any person or entity any portion of any liability, claim, demand, action, cause of action or rights herein released and discharged except as set forth herein.

N. No Retaliation. AnnTaylor shall not take any adverse action against any Class Member because of the existence of, and/or their participation in, the Actions or because they choose to take the benefit of the Settlement, request to be excluded from the Class or object to the Settlement.

O. Cooperation in Administration. The Parties will cooperate in the administration process and to take all reasonable efforts to minimize the costs and expenses incurred in administration of the Settlement.

P. Counterparts. This Stipulation may be executed in one or more counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Stipulation, which shall be binding upon and effective as to all Parties.

Q. Continuing Jurisdiction of the Court. The Parties agree that following entry of the Final Judgment, this Stipulation shall be enforceable by the Court pursuant to Section 664.6 of the California Code of Civil Procedure, and the Court shall retain exclusive and continuing jurisdiction of this Litigation over all Parties and Class Members to interpret and enforce the terms, conditions, and obligations of the Settlement. The Individual Plaintiffs, Class Members, and AnnTaylor hereby submit to the personal and exclusive jurisdiction of the Court for purposes of interpreting, implementing and enforcing the Settlement embodied in this Stipulation and all Orders and judgments entered in connection therewith.

PROPOSED STIPULATION OF SETTLEMENT

R. Cooperation in Drafting. The Parties hereto agree that the terms and conditions of this Stipulation are the result of lengthy, intensive arms length negotiations between the Parties and that this Stipulation shall not be construed in favor of or against any party by reason of the extent to which any party or his, her or its counsel participated in the drafting of this Stipulation.

S. Invalidity of Any Provision. Before declaring any provision of this Stipulation invalid, the Court shall first attempt to construe all provisions valid to the fullest extent possible consistent with applicable precedents.

T. California Law Governs. All terms of this Stipulation and the exhibits hereto shall be governed by and interpreted according to the laws of the State of California.

U. Enforcement Actions. In the event that one or more of the Parties institutes any legal action, arbitration, or other proceeding against any other party or parties to enforce the provisions of this Stipulation or to declare rights and/or obligations under this

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Stipulation, the successful party or parties shall be entitled to recover from the unsuccessful party or parties reasonable attorneys’ fees and costs incurred in connection with any such enforcement actions.

PROPOSED STIPULATION OF SETTLEMENT

MELISSA LAYKIN

Date:

NAOKO SO

Date:

AMANDA WATSON

Date:

Date:	ANNTAYLOR RETAIL, INC.

By:

Date:	ANNTAYLOR STORES CORPORATION

By:

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PROPOSED STIPULATION OF SETTLEMENT

Approved as to Form and Content:

Date:	KRAMER & JACOB, LLP

By:
Jennifer Kramer
Attorneys for Plaintiffs Laykin and So

Date:	KELLER GROVER LLP

By:
Eric Grover
Attorneys for Plaintiff Watson

Date:	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:
Karen L. Corman
Attorneys for Defendants

PROPOSED STIPULATION OF SETTLEMENT

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